Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Centillium Communications, Inc. for the registration of securities and to incorporation by reference therein of our report dated January 24, 2003, with respect to the consolidated financial statements and schedule of Centillium Communications, Inc. included in Amendment No. 1 to its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Jose, California

July 28, 2003